Exhibit 99.1

UCT Reaffirms Fourth Quarter 2015 Revenue Guidance

HAYWARD, Calif., Jan. 11, 2016 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reaffirmed its fourth quarter 2015 revenue guidance. The Company expects revenue for the fourth quarter of 2015 to be at the high end of the range of $98.0 million to $103.0 million. Based on its current outlook, the Company also expects a sequential increase in revenue for the first quarter of 2016.

The Company expects to release its fourth quarter and full year's financial results for 2015, and its revenue and earnings per share estimates for its first quarter of 2016, on February 23, 2016 after market close and to conduct a conference call the same day at 1:45 p.m. PT (4:45 p.m. ET). A live webcast of the Company's earnings conference call will be available simultaneously on the Investor Relations section of the Company's website at http://uct.com/investors/events/. A replay of the webcast will be available approximately two hours after the conclusion of the conference call and will remain available until the following quarter.

The earnings conference call can also be accessed by dialing 1-888-561-5097 (toll-free) or 1-706-679-7569 (international) and entering the confirmation code: 23022728. An audio replay of the conference call will be made available approximately two hours after the conclusion of the call. The audio replay will remain available until the following quarter and can be accessed by dialing 1-855-859-2056 (toll-free) or 1-404-537-3406 (international) and entering the confirmation code: 23022728.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. (www.uct.com)

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "projection," "forecast," "believes," "plan," "expect," "future," "intends," "may," "will," "estimates," "predicts,"  and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to fourth quarter 2015 and first quarter 2016 results of operations. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company's actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in our annual report on Form 10-K for the year ended December 26, 2014 and quarterly report on Form 10-Q for the quarter ended September 25, 2015, each as filed with the Securities and Exchange Commission. UCT undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

SOURCE Ultra Clean Holdings, Inc.